Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-96192) pertaining to the registration of 2,526,025 shares of common stock of VideoServer, Inc., the Registration Statement (Form S-3 No. 333-28209) pertaining to the registration of 223,881 shares of common stock of VideoServer, Inc., the Registration Statement (Form S-8 No. 333-85245) pertaining to the VideoServer, Inc. 1995 Employee Stock Purchase Plan, the Registration Statement (Form S8 No. 33-44984) pertaining to the Amended and Restated 1991 Stock Incentive Plan and the 1995 Employee Stock Purchase Plan of Ezenia! Inc., the Registration Statement (Form S-3 No. 333-66628) pertaining to the registration of 400,000 shares of common stock of Ezenia! Inc., and the Registration Statement (Form S-8 No. 333-75824) pertaining to the 2001 Stock Incentive Plan, of our report dated March 25, 2003, except for Note 2 as to which the date is March 31, 2005, with respect to the 2002 consolidated financial statements and schedule of Ezenia! Inc. included in this Form 10-K/A for the year ended December 31, 2004.

/s/ Ernst & Young, LLP

Boston, Massachusetts
April 25, 2005